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Exhibit 99.9

SECOND AMENDMENT TO THE
VITAL IMAGES, INC.
1997 DIRECTOR STOCK OPTION PLAN

        The Vital Images, Inc. 1997 Director Stock Option Plan (the "Plan") was adopted by the Board of Directors of Vital Images, Inc. (the "Company") and approved by the sole shareholder of the Company in 1997, was amended in 1998 to increase the number of shares available for issuance to 105,000 and is now in full force and effect. This Amendment is adopted in order to amend the Plan with respect to the number of shares of capital stock which may be granted under the Plan.

        A.    Amendment.    Section 4(a) of the Plan is hereby amended to read as follows:

          (a)    Maximum Number of Shares Available.    Subject to adjustment as provided in Section 4(c) of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 210,000 shares of Common Stock.

        B.    Effective Date.    This Amendment shall be effective as of February 25, 1999, and shall be subject to the approval by the shareholders of the Company at the next Annual or Special Meeting of Shareholders.

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  Exhibit 99.9
SECOND AMENDMENT TO THE VITAL IMAGES, INC. 1997 DIRECTOR STOCK OPTION PLAN